UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2017

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UMH Properties, Inc.
(Exact name of registrant as specified in its charter)
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Maryland	001-12690	22-1890929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Juniper Business Plaza, Suite 3-C 3499 Route 9 North Freehold, New Jersey (Address of principal executive offices)	07728 (Zip Code)

Registrant's telephone number, including area code:	(732) 577-9997

Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01 Other Events.

Closing of Sale of Series C Preferred Stock
On August 2, 2017, UMH Properties, Inc. (the "Company") sold an additional 750,000 shares (the "Shares") of its 6.75% Series C Cumulative Redeemable Preferred Stock ("Series C Preferred Stock"), pursuant to the exercise of the over-allotment option granted by the Company as set forth in that certain Underwriting Agreement (the "Underwriting Agreement") by and among the Company and BMO Capital Markets Corp. and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters listed on Schedule I thereto (the "Underwriters"). The Company granted the overallotment option to the Underwriters in connection with its previously disclosed underwritten public offering of 5,000,000 shares of Series C Preferred Stock, which was completed on July 26, 2017. The sale of the additional 750,000 Shares pursuant to the overallotment option resulted in approximately $18.2 million in additional net proceeds to the Company, before payment of estimated offering expenses.
Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Not Applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2017	UMH PROPERTIES, INC.

	By:	/s/ Anna T. Chew
		Name:	Anna T. Chew
		Title:	Vice President, Chief Financial Officer and Treasurer